Exhibit 99.1

Herbalife Ltd. Announces Fourth Quarter and Full Year 2015 Results

  Fourth quarter adjusted1 EPS of $1.19 per diluted share and reported EPS of $0.98 per diluted share
  Fourth quarter volume points grew 5% compared to prior year
  Fourth quarter reported net sales of $1.1 billion, increased 9.7% in local currency and declined 3.1% on a reported basis compared to the prior year period due to the unfavorable impact of currency exchange rates
  Cash flow from operations during the quarter was $135.5 million and for the full year was $628.7 million
  Annual sales leader retention of approximately 54.2% percent
  Due to the continued adverse impact from currency exchange rates, full year 2016 adjusted diluted EPS guidance is now expected to be in a range of $4.05 to $4.50, which reflects an $0.80 currency headwind compared to the prior year

LOS ANGELES--(BUSINESS WIRE)--February 25, 2016--Herbalife Ltd. (NYSE: HLF) reported fourth quarter net sales of $1.1 billion. Net sales, excluding currency impact, grew by 9.7%, while reported net sales declined 3.1% primarily due to the continuing unfavorable impact of currency exchange rates. Adjusted1 earnings for the quarter were $1.19 per diluted share compared to $1.41 per diluted share for the same period in 2014. On a reported basis, fourth quarter net income was $84.5 million, or $0.98 per diluted share, compared to $103.3 million, or $1.21 per diluted share for the same period in 2014. Fourth quarter 2015 net income and diluted EPS were negatively impacted by $26.0 million2 and $0.302 per diluted share respectively, due to currency fluctuations.

For the quarter ended December 31, 2015, the company generated $135.5 million in net operating cash flow, and invested $30.4 million in capital expenditures.

For the year ended December 31, 2015, the company reported net sales of $4.5 billion, a 9.9% decrease compared to 2014, primarily due to the continuing unfavorable impact of currency exchange rates. Local currency net sales increased 4.7%, compared to 2014. Adjusted1 earnings for the year were $5.00 per diluted share compared to $5.93 per diluted share for the full year 2014. On a reported basis, full year net income grew 9.8% to $339 million, or $3.97 per diluted share, compared to $309 million, or $3.40 per diluted share for full year 2014. Full year 2015 net income and diluted EPS were negatively impacted $137.8 million3 or $1.573 per diluted share respectively, due to currency fluctuations.

For the year ended December 31, 2015, the company generated cash flow from operations of $628.7 million and invested $79.1 million in capital expenditures.

For the full year 2016, the company is updating its adjusted EPS guidance, solely to reflect current FX rates, to a range of $4.05 to $4.50 per diluted share, from the previous range of $4.35 to $4.75 per diluted share. Guidance includes a currency headwind of approximately $0.80 per diluted share, compared to 2015, which includes an additional $0.30 negative impact from currency compared to initial guidance provided a quarter ago. Full year 2016 currency adjusted EPS guidance is in a range of $4.85 to $5.30.

Michael O. Johnson, chairman and CEO, Herbalife, stated, “2015 was a significant year for Herbalife, as we completed the rollout of bold and important changes to the marketing plan that will enhance the long-term and sustainable growth of our business. We successfully navigated the associated short-term challenges, believing that we were making the right changes at the right time, and despite ongoing currency and macroeconomic challenges, we finished the year returning to growth.”

Johnson continued, “Across the globe, we see more and more health-conscious consumers looking to take their nutrition and health more seriously. We believe Herbalife is well positioned to meet these consumers’ needs through our extensive product range and the personalized approach of our members.”

Fourth Quarter and Fiscal 2015 Key Metrics4,5

Regional Volume Point and Average Active Sales Leader Metrics

	Volume Points (Mil)		Average Active Sales Leaders
Region	4Q'15	Yr/Yr % Chg	4Q'15	Yr/Yr % Chg
North America	267.6	0%	76,408	-1%
Asia Pacific	269.4	2%	78,078	0%
EMEA	246.6	15%	79,594	20%
Mexico	212.4	4%	66,086	-3%
South & Central America	196.1	-7%	61,746	-7%
China	154.2	30%	27,275	33%
Worldwide Total	1,346.3	5%	377,219	3%
	Volume Points (Mil)		Average Active Sales Leaders
Region	FY 2015	Yr/Yr % Chg	FY 2015	Yr/Yr % Chg
North America	1,156.0	-7%	76,702	1%
Asia Pacific	1,064.5	-11%	76,256	1%
EMEA	922.3	10%	73,703	24%
Mexico	842.9	-4%	65,167	-1%
South & Central America	768.4	-10%	60,828	-5%
China	581.6	30%	24,289	29%
Worldwide Total	5,335.7	-2%	364,649	5%

Regional Net Sales and Foreign Exchange (“FX”) Impact

Region	Reported Net Sales 4Q '15 (mil)	Growth/Decline including FX	Growth/Decline excluding FX
North America	$203.4	-1%	0%
Asia Pacific (ex. China)	$232.1	-6%	2%
EMEA	$192.4	-4%	16%
Mexico	$113.7	-14%	4%
South & Central America	$136.4	-21%	10%
China	$220.4	24%	29%
Worldwide Total	$1,098.4	-3%	10%
Region	Reported Net Sales FY 2015 (mil)	Growth/Decline including FX	Growth/Decline excluding FX
North America	$879.5	-5%	-5%
Asia Pacific (ex. China)	$938.6	-17%	-11%
EMEA	$755.1	-11%	12%
Mexico	$479.9	-16%	1%
South & Central America	$569.7	-31%	11%
China	$846.2	27%	30%
Worldwide Total	$4,469.0	-10%	5%

Outlook

Guidance for the first quarter 2016 includes an unfavorable impact from currency exchange rates of approximately $0.27 per diluted share versus the first quarter of 2015.

Full year 2016 guidance includes a currency headwind of approximately $0.80 per diluted share, compared to 2015, which includes an additional $0.30 negative impact from currency compared to initial guidance provided a quarter ago.

Full year 2016 volume point guidance remains unchanged from previous guidance on an absolute value basis, which translates to a growth rate in the expected range 1.5% to 4.5% compared to 2015.

Based on current business trends the company’s first quarter 2016 and full year 2016 guidance is as follows:

	Three Months Ending		Twelve Months Ending
	March 31, 2016		December 31, 2016
	Low	High	Low	High
Volume Point Growth vs 2015	(1.5%)	1.5%	1.5%	4.5%
Net Sales Growth vs 2015	(6.0%)	(3.0%)	(0.5%)	2.5%
Adjusted Diluted EPS	$0.97	$1.07	$4.05	$4.50
Cap Ex ($ millions)	$25.0	$35.0	$105.0	$135.0
Effective Tax Rate	28.0%	30.0%	28.0%	30.0%
Currency Adjusted(a) Net Sales Growth vs 2015	2.5%	5.5%	5.5%	8.5%
Currency Adjusted EPS (a)	$1.24	$1.34	$4.85	$5.30

(a) Excludes the impact of Venezuela price increases tied to FX rate movements.

Guidance excludes the impact of legal and advisory services and expenses relating to challenges to the company’s business model, including expenses related to regulatory inquiries, the impact of non-cash interest costs associated with the company’s convertible notes and the expenses incurred related to the effort to recover costs related to the re-audits that occurred in 2013. Forward guidance is based on the average daily exchange rates of the first three weeks of January. With respect to Venezuela, the guidance assumes a SIMADI rate of 198 to 1 for full-year 2016 and excludes the potential impact of the recent and any future devaluation of the Venezuelan Bolivar and future repatriation, if any, of existing cash balances in Venezuela.

Fourth Quarter 2015 Earnings Conference Call

Herbalife senior management will host an investor conference call to discuss its recent financial results and provide an update on current business trends on Thursday, February 25, 2016 at 2:30 p.m. PT (5:30 p.m. ET).

The dial-in number for this conference call for domestic callers is (877) 317-1296, and (706) 634-5671 for international callers (conference ID 24808282). Live audio of the conference call will be simultaneously webcast in the investor relations section of the company's website at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers (conference ID 24808282). The webcast of the teleconference will be archived and available on Herbalife's website.

About Herbalife Ltd.

Herbalife is a global nutrition company that has been changing people's lives with great products since 1980. Our nutrition, weight-management, energy and fitness and personal care products are available exclusively to and through dedicated Independent Herbalife Members in more than 90 countries. We are committed to fighting the worldwide problems of poor nutrition and obesity by offering high-quality products, one-on-one coaching with an Herbalife member and a community that inspires customers to live a healthy, active life.

We support the Herbalife Family Foundation (HFF) and its Casa Herbalife programs to help bring good nutrition to children in need.

Herbalife's website contains a significant amount of financial and other information about the company at http://ir.herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted. To learn more visit Herbalife.com or IAmHerbalife.com.

FORWARD-LOOKING STATEMENTS

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

  our relationship with, and our ability to influence the actions of, our Members;
  improper action by our employees or Members in violation of applicable law;
  adverse publicity associated with our products or network marketing organization, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;
  changing consumer preferences and demands;
  the competitive nature of our business;
  regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products and network marketing program, including the direct selling market in which we operate;
  legal challenges to our network marketing program;
  risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, pricing and currency devaluation risks, especially in countries such as Venezuela;
  uncertainties relating to interpretation and enforcement of legislation in China governing direct selling;
  our inability to obtain the necessary licenses to expand our direct selling business in China;
  adverse changes in the Chinese economy;
  our dependence on increased penetration of existing markets;
  contractual limitations on our ability to expand our business;
  our reliance on our information technology infrastructure and outside manufacturers;
  the sufficiency of trademarks and other intellectual property rights;
  product concentration;
  our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our Member relations and operating results;
  U.S. and foreign laws and regulations applicable to our international operations restrictions imposed by covenants in our credit facility;
  uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;
  changes in tax laws, treaties or regulations, or their interpretation;
  taxation relating to our Members;
  product liability claims;
  our incorporation under the laws of the Cayman Islands;
  whether we will purchase any of our shares in the open markets or otherwise; and
  share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

1 See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for more detail.
2 Excludes the impact of Venezuela price increases tied to foreign exchange rate movements.
3 Excludes the impact of Venezuela price increases tied to foreign exchange rate movements.
4 Supplemental tables that include additional business metrics can be found at http://www.ir.herbalife.com.
5 Worldwide Average Active Sales Leaders may not equal the sum of the Average Active Sales Leaders in each region due to the calculation being an average of Sales Leaders active in a period, not a summation, and the fact that some are active in more than one region but are counted only once in the worldwide amount.

RESULTS OF OPERATIONS:

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014

North America	$203.4	$204.8	$879.5	$926.8
Mexico	113.7	132.7	479.9	567.9
South and Central America	136.4	173.2	569.7	826.4
EMEA	192.4	200.2	755.1	843.1
Asia Pacific	232.1	245.6	938.6	1,130.1
China	220.4	177.1	846.2	664.3
Worldwide net sales	1,098.4	1,133.6	4,469.0	4,958.6
Cost of Sales (5)	204.4	219.6	856.0	982.9
Gross Profit	894.0	914.0	3,613.0	3,975.7
Royalty Overrides	305.0	334.6	1,251.4	1,471.1
Selling, General and Administrative Expenses (6)	446.4	417.4	1,778.0	1,991.1
Operating Income	142.6	162.0	583.6	513.5
Interest Expense, net	25.6	23.0	94.9	79.2
Other Expense, net (7)	-	-	2.3	13.0
Income before income taxes	117.0	139.0	486.4	421.3
Income Taxes	32.5	35.7	147.3	112.6
Net Income	$84.5	$103.3	$339.1	$308.7

Basic Shares	82.7	82.1	82.6	86.3
Diluted Shares	85.8	85.5	85.3	90.8

Basic EPS	$1.02	$1.26	$4.11	$3.58
Diluted EPS	$0.98	$1.21	$3.97	$3.40

Dividends declared per share	$-	$-	$-	$0.30

(5) As discussed in Note 2, Basis of Presentation, to the Consolidated Financial Statements included in Item 15 of the annual report on form 10-K for the year ended Dec. 31, 2015, Cost of Sales includes $2.0 million and $7.6 million of inventory write downs related to Venezuela for the twelve months ended Dec. 31, 2015 and 2014, respectively.
(6) As discussed in Note 2, Basis of Presentation, to the Consolidated Financial Statements included in Item 15 of the annual report on form 10-K for the year ended Dec. 31, 2015, Selling, General and Administrative includes $32.9 million pre-tax unfavorable impact related to the remeasurement of Venezuela Bolivar-denominated assets and liabilities at the SIMADI rate for the twelve months ended Dec. 31, 2015; and $201.4 million pre-tax unfavorable impact related to the remeasurement of Venezuela Bolivar-denominated assets and liabilities at the SICAD I and SICAD II rate for the twelve months ended Dec. 31, 2014; and $7.0 million loss on Venezuela asset impairment for the twelve months ended Dec. 31, 2014.
(7) As discussed in Note 2, Basis of Presentation, to the Consolidated Financial Statements included in Item 15 of the annual report on form 10-K for the year ended Dec. 31, 2015, Other Expense, net relates to the impairment of investments in Bolivar-denominated bonds.

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	Dec 31,	Dec 31,
	2015	2014

ASSETS
Current Assets:
Cash & cash equivalents	$889.8	$645.4
Receivables, net	69.9	83.6
Inventories	332.0	377.7
Prepaid expenses and other current assets	161.1	186.1
Deferred income tax assets	113.5	100.6
Total Current Assets	1,566.3	1,393.4

Property, net	339.2	366.7
Deferred compensation plan assets	29.3	27.4
Other assets	141.1	154.9
Marketing related intangibles and other intangible assets, net	310.2	310.4
Goodwill	91.8	102.2
Total Assets	$2,477.9	$2,355.0

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$71.1	$72.4
Royalty overrides	249.9	251.0
Accrued compensation	128.8	69.6
Accrued expenses	228.7	252.1
Current portion of long-term debt	229.5	100.0
Advance sales deposits	63.8	70.0
Income taxes payable	52.6	59.7
Total Current Liabilities	1,024.4	874.8

Non-current liabilities
Long-term debt, net of current portion	1,392.5	1,691.8
Deferred compensation plan liability	43.6	42.9
Deferred income tax liabilities	0.4	15.3
Other non-current liabilities	70.5	64.6
Total Liabilities	2,531.4	2,689.4

Commitment and Contingencies

Shareholders' deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	438.2	409.1
Accumulated other comprehensive loss	(165.5)	(78.2)
Accumulated deficit	(326.3)	(665.4)
Total Shareholders' Deficit	(53.5)	(334.4)

Total Liabilities and Shareholders' Deficit	$2,477.9	$2,355.0

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Twelve Months Ended
	12/31/2015	12/31/2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$339.1	$308.7
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	98.0	93.2
Excess tax benefits from share-based payment arrangements	(4.1)	(10.4)
Share-based compensation expenses	44.9	45.7
Non-cash interest expense	56.2	43.5
Deferred income taxes	(38.2)	(84.8)
Inventory write-downs	25.3	24.5
Foreign exchange transaction (gain) loss	(6.3)	(6.2)
Foreign exchange loss from Venezuela currency devaluation	32.9	200.3
Impairments and write-downs relating to Venezuela currency devaluation	4.3	27.5
Other	6.5	6.1
Changes in operating assets and liabilities:
Receivables	(6.2)	6.0
Inventories	(30.5)	(99.4)
Prepaid expenses and other current assets	4.4	(34.9)
Other assets	(21.3)	(36.7)
Accounts payable	6.0	(5.2)
Royalty overrides	21.6	6.7
Accrued expenses and accrued compensation	71.1	(11.5)
Advance sales deposits	2.3	10.4
Income taxes	21.8	22.2
Deferred compensation plan liability	0.9	5.7
NET CASH PROVIDED BY OPERATING ACTIVITIES	628.7	511.4
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(79.0)	(173.7)
Proceeds from sale of property, plant and equipment	0.4	-
Investments in Venezuelan bonds	(0.1)	(12.6)
Deposit in escrow	-	(15.0)
Other	5.3	-
NET CASH USED IN INVESTING ACTIVITIES	(73.4)	(201.3)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	-	(30.4)
Dividends received	-	3.4
Payments for Capped Call Transactions	-	(123.8)
Borrowings from senior secured credit facility and other debt	-	50.0
Proceeds from senior convertible notes	-	1,150.0
Principal payments on senior secured credit facility and other debt	(227.6)	(131.3)
Issuance costs relating to long-term debt and senior convertible notes	(6.2)	(28.9)
Share repurchases	(16.6)	(1,291.9)
Excess tax benefits from share-based payment arrangements	4.1	10.4
Proceeds from exercise of stock options and sale of stock under employee stock purchase plan	1.9	3.0
Other	(5.6)	-
NET CASH USED IN FINANCING ACTIVITIES	(250.0)	(389.5)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(60.9)	(248.2)
NET CHANGE IN CASH AND CASH EQUIVALENTS	244.4	(327.6)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	645.4	973.0
CASH AND CASH EQUIVALENTS, END OF YEAR	$889.8	$645.4
CASH PAID DURING THE YEAR
Interest paid	$50.5	$39.2
Income taxes paid	$168.4	$180.8

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited and unreviewed), (All tables provide Dollars in millions, Except per Share Data)

In addition to its reported results, the company has included in the tables below adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors in analyzing period to period comparisons of the company’s results.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Twelve Months Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
	(in millions)

Net income, as reported	$84.5	$103.3	$339.1	$308.7
Remeasurement, impairment losses and other charges relating to Venezuela (8) (9)	2.5	1.4	27.7	154.2
Expenses incurred responding to attacks on the company's business model (8) (10)	3.3	3.1	13.8	16.6
Expenses related to Regulatory inquiries (8) (11)	3.7	2.8	14.2	9.4
Expenses incurred for the recovery of re-audit fees (8) (12)	0.6	0.1	1.3	0.4
Foreign exchange gain from Euro/USD exposure on intercompany balances (8) (13)	(0.5)	-	(8.3)	-
Non-cash interest expense and amortization of non-cash issuance costs (8) (14)	9.4	10.8	42.2	36.7
Legal reserve for the Bostick case (15)	(1.2)	(0.4)	(1.2)	10.9
Impairment of newly acquired defective manufacturing equipment (16)	-	(0.1)	-	1.6
Recovery of defective manufacturing equipment previously impaired (17)	-	-	(2.0)	-
Net income, as adjusted (18)	$102.4	$121.0	$426.9	$538.5

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ended		Twelve Months Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014

Diluted earnings per share, as reported	$0.98	$1.21	$3.97	$3.40
Remeasurement, impairment losses and other charges relating to Venezuela (8) (9)	0.03	0.01	0.32	1.70
Expenses incurred responding to attacks on the company's business model (8) (10)	0.04	0.04	0.16	0.18
Expenses related to Regulatory inquiries (8) (11)	0.04	0.03	0.17	0.10
Expenses incurred for the recovery of re-audit fees (8) (12)	0.01	-	0.02	-
Foreign exchange gain from Euro/USD exposure on intercompany balances (8) (13)	(0.01)	-	(0.10)	-
Non-cash interest expense and amortization of non-cash issuance costs (8) (14)	0.11	0.13	0.49	0.40
Legal reserve for the Bostick case (15)	(0.01)	-	(0.01)	0.12
Impairment of newly acquired defective manufacturing equipment (16)	-	-	-	0.02
Recovery of defective manufacturing equipment previously impaired (17)	-	-	(0.02)	-
Diluted earnings per share, as adjusted (18)	$1.19	$1.41	$5.00	$5.93

(8) Based on interim income tax reporting rules, these expenses are not considered discrete items. As a result, the company's full year effective tax rate is impacted by these items. When applying the full year effective tax rate to year-to-date income, the company's year-to-date tax provision recorded with respect to these non-GAAP adjustments is different from the forecasted full-year tax provision impact of these items. As a consequence, adjustments to the year-to-date and quarterly tax impacts will be recorded as the adjusted full year effective tax rate is applied to income in subsequent periods. Additionally, adjustments to items unrelated to these non-GAAP adjustments may have an effect on the income tax impact of these non-GAAP adjustments in subsequent periods. The company plans to update the income tax impact of these items in subsequent interim reporting periods.
(9) Net of $1.8 million and $0.4 million tax benefit for the three months ended Dec. 31, 2015 and 2014, respectively; and net of $14.9 million and and $76.6 million tax benefit for the twelve months ended Dec. 31, 2015 and 2014, respectively.
(10) Net of $0.4 million and $3.7 million tax benefit for the three months ended Dec. 31, 2015 and 2014, respectively; and net of $4.9 million and $8.5 million tax benefit for the twelve months ended Dec. 31, 2015 and 2014, respectively.
(11) Net of $0.8 million and $1.6 million tax benefit for the three months ended Dec. 31, 2015 and 2014, respectively; and net of $7.3 million and $5.7 million tax benefit for the twelve months ended Dec. 31, 2015 and 2014, respectively.
(12) Net of $0.2 million and $0.1 million tax benefit for the three months ended Dec. 31, 2015 and 2014, respectively; and net of $0.7 million and $0.2 million tax benefit for the twelve months ended Dec. 31, 2015 and 2014, respectively.
(13) Net of $0.5 million and $0.8 million tax benefit for the three and twelve months ended Dec. 31, 2015, respectively.
(14) Relates to non-cash expense on our convertible notes and prepaid forward share repurchase contract.
(15) Net of $0.7 million tax expense and $0.4 million tax benefit for the three months ended Dec. 31, 2015 and 2014, respectively; and $0.7 million tax expense and $6.6 million tax benefit for the twelve months ended Dec. 31, 2015 and 2014, respectively.
(16) Net of $0.1 million and $1.0 million tax benefit for the three and twelve months ended Dec. 31, 2014, respectively.
(17) Net of $1.1 million tax expense for the twelve months ended Dec. 31, 2015.
(18) Amounts may not total due to rounding.

The following is a reconciliation of total long-term debt to net debt:

	12/31/2015	12/31/2014
	(in millions)

Total long-term debt (current and long-term portion)	$1,622.0	$1,791.8
Less: Cash and cash equivalents	889.8	645.4
Net debt	$732.2	$1,146.4

CONTACT:
Herbalife Ltd.
Media Contact:
Jennifer Butler
VP, Media Relations
213.745.0420
or
Investor Contact:
Alan Quan
VP, Investor Relations
213.745.0541